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FOGARTY KLEIN
      & PARTNERS
        PUBLIC RELATIONS
        7155 Old Katy Rd., Suite 100   o   Houston, TX 77024
        (713) 867-3200   o   FAX: (713) 869-6566


                  For more information, contact Jan Norris at 713.840.1421 or Tom Wright at 713.867.3260 or tawright@wrightmark.com.

                              FOR IMMEDIATE RELEASE

                       DENALI ANNOUNCES MANAGEMENT CHANGE.

HOUSTON - November 24, 1998 - Denali Incorporated (Nasdaq: DNLI) today announced that, due to a deterioration in his health due to cancer, Stephen T. Harcrow will no longer be able to perform his duties as a member of the executive committee, chairman of the board, and chief executive officer of the company. The board of directors of the company appointed an executive committee, comprised of Messrs. Harcrow, J. Taft Symonds and Philip J. Burguieres, who also serve as directors of the company, at the board meeting on October 21, 1998. Messrs. Symonds and Burguieres will continue to perform the administrative responsibilities of the executive committee and will assume many of the responsibilities previously performed by Mr. Harcrow.
         Mr. Burguieres has served as chairman and chief executive officer of Cameron Iron Works, Inc., Panhandle Eastern Corporation and Weatherford International, Inc., and is currently chairman emeritus of Weatherford International, Inc., and vice chairman of Cogen Technologies, Inc. Mr. Symonds was a founding investor of Denali Incorporated and serves as chairman of the board of Tetra Technologies, Inc., and Maurice Pincoffs Company, Inc., and on the board of Plains Resources, Inc. Both Mr. Symonds and Mr. Burguieres also serve on numerous other business and civic boards.
         Denali Incorporated is a provider of products and services for handling critical fluids. The company is a manufacturer of fiberglass-composite, underground storage tanks; steel, aboveground storage tanks; and engineered, fiberglass-reinforced, plastic-composite products for corrosion-resistant applications. Denali Incorporated is headquartered in Houston, Texas, and markets its products nationally through its subsidiaries Containment Solutions, Inc. (Houston), Ershigs, Inc. (Bellingham, WA), Fibercast (Tulsa, OK), and SEFCO, Inc. (Tulsa, OK).
         For more information on Denali Incorporated, please contact Mel Carter (vice president of business development) at 713.627.0933. Or visit the Denali Incorporated Website at denaliincorporated.com.
         NOTE: This news release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the company and its subsidiaries that are based on the beliefs of the company's management as well as assumptions made by and information currently available to the company management. When used in this report, the words, "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar import, as they relate to the company or its subsidiaries or company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.